Exhibit 3.2

CERTIFICATE OF FORMATION

OF

VALCON FINANCE LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is:

Valcon Finance LLC

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are:

National Corporate Research, Ltd. 615 S. DuPont Highway Kent County Dover, Delaware 19901

Executed on May 24, 2006.

/s/ Rebecca H. Klinger
Rebecca H. Klinger
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 02:14 PM 05/24/2006 FILED 12:58 PM 05/24/2006 SRV 060497999 - 4164033 FILE

State of Delaware Secretary of State Division of Corporations Delivered 02:36 PM 06/30/2005 FILED 02:34 PM 06/30/2006 SRV 060632309 - 4164033 FILE

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF FORMATION OF

VALCON FINANCE LLC

FIRST: The Certificate of Formation of Valcon Finance LI.C (the “Limited Liability Company”) was originally filed with The Secretary of State of the State of Delaware on May 24, 2006.

SECOND: The Certificate of Formation of the Limited Liability Company is hereby amended as follows:

By striking the whole of paragraph FIRST as it now exists and inserting in lieu thereof; a new paragraph FIRST that reads as follows:

“FIRST: The name of the limited liability company (hereinafter called the limited liability company”) is:

Nielsen Finance LLC”

Executed on June 30, 2006.

/s/ Rebecca H. Klinger
Rebecca H. Klinger
Authorized Person